Exhibit 15(a)

May 20, 2009

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated April 30, 2009 (which report includes an explanatory paragraph related to the adoption of SFAS 160 on a retrospective basis). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas